                                                                 Exhibit 10.5









                                 DISTRIBUTION

                                  AGREEMENT

                               BY AND BETWEEN

                            ELASTIC NETWORKS INC.

                                      &

                             NORTHERN TELECOM INC.




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                                                        Agreement No. NTI9801D
                                                                        Page 2


                             TABLE OF CONTENTS
                             -----------------

                                                                          PAGE
                                                                          ----
1.   SCOPE...............................................................   3
2.   TERM, RENEWAL, REPLACEMENT AND EXPIRATION...........................   3
3.   EXHIBITS............................................................   4
4.   DISTRIBUTION RIGHTS AND OBLIGATIONS.................................   4
5.   RECORD KEEPING......................................................   8
6.   ORDERING............................................................   8
7.   PRICES AND PAYMENTS.................................................   9
8.   FORECAST............................................................  10
9.   DELIVERY, TITLE AND ACCEPTANCE......................................  10
10.  WARRANTY............................................................  12
11.  REPAIR AND REPLACEMENT PROCEDURES AND REPAIR SERVICES...............  15
12.  PRODUCT SUPPORT AND LIFECYCLES......................................  17
13.  EMERGENCY REPLACEMENT PRODUCTS......................................  19
14.  FORCE MAJEURE.......................................................  19
15.  PATENT INFRINGEMENT.................................................  19
16.  PROPRIETARY INFORMATION.............................................  21
17.  LIABILITY...........................................................  22
18.  DEFAULT.............................................................  22
19.  SEVERABILITY........................................................  23
20.  NOTICES.............................................................  23
21.  SOFTWARE LICENSE AGREEMENT..........................................  24
22.  INSURANCE...........................................................  24
23.  END USER AND/OR DISTRIBUTOR REQUIREMENTS............................  25
24.  GOVERNMENT SALES....................................................  25
25.  COMPLIANCE WITH LAWS................................................  25
26.  NORTH AMERICAN FREE TRADE AGREEMENT PROCEDURES......................  26
27.  EXPORT CONTROLS.....................................................  27
28.  PUBLICITY...........................................................  27
29.  HAZARDOUS MATERIALS.................................................  28
30.  GOVERNING LAW.......................................................  29
31.  ASSIGNMENT..........................................................  29
32.  WAIVER..............................................................  29
33.  SECTION HEADINGS....................................................  29
34.  ENTIRE AGREEMENT....................................................  29
35.  SURVIVAL............................................................  30
36.  NO THIRD PARTY BENEFICIARIES........................................  30



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                                                        Agreement No. NTI9801D
                                                                        Page 3


                             DISTRIBUTION AGREEMENT

     THIS DISTRIBUTION AGREEMENT (this "Agreement"), effective as of September 1, 1998 (the "Effective Date"), is entered into by and between Northern Telecom, Inc., a Delaware corporation with offices located 5555 Windward Parkway, Suite B, Alpharetta, Georgia 30004, on behalf of itself, its parent, Northern Telecom Limited and any Affiliates ("collectively Nortel Networks"); and Elastic Networks, Inc., a Delaware corporation, with offices located at 6120 Windward Parkway, Alpharetta, Georgia 30005 ("Elastic Networks").

     WHEREAS, Elastic Networks desires to obtain assistance in the sale, installation, and maintenance of its products consisting of high speed burst mode ethernet products, as set forth in Exhibit A, and covered by the terms of this Agreement; and

     WHEREAS, Nortel Networks desires to become one of Elastic Networks' distributors, and to resell and maintain Elastic Networks' Products which are covered by the terms of this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by all Parties hereto, the Parties hereby agree as follows:

1.   SCOPE

1.1  This Agreement sets forth the terms and conditions applicable to:
     (i) the sale by Elastic Networks of Products listed in Exhibit A, and
     (ii) the purchase by Nortel Networks of such Products for resale by Nortel Networks to its customers worldwide, either directly or indirectly through Distributors.

1.2 As of the Effective Date, Exhibit A lists and describes the Products that are the subject matter of this Agreement. Exhibit A, upon written request of Nortel Networks and Elastic Networks, may be amended from time to time to add thereto other products offered for sale by Elastic Networks, and/or to incorporate herein enhancements or new features introduced in Products by Elastic Networks. Nortel Networks agrees that it has no right under this Agreement to resell any product not contained in a then-effective Exhibit A.

2.   TERM, RENEWAL, REPLACEMENT, AND EXPIRATION

2.1 The term of this Agreement shall begin on the Effective Date and shall expire at midnight, Eastern Standard Time, December 31, 2001 ("Term"), unless sooner terminated in accordance with the termination provisions of this Agreement, or renewed as provided below.


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                                                        Agreement No. NTI9801D
                                                                        Page 4


2.2 On or before October 1 of the year prior to the last calendar year of an initial or renewal term, Elastic Networks shall provide notice to Nortel Networks of Elastic Networks' intention: (1) to renew this Agreement for an additional three (3) years from the end of the then current term, with a different agreement (in which case Elastic Networks shall attach a copy of the new agreement to the notice and Nortel Networks shall have the right to negotiate with Elastic Networks any new terms and conditions); or (3) to allow this Agreement, and the distributor relationship, to expire at the end of the then current term. Failure of Eastic Networks to provide such notice shall be deemed an election by Elastic Networks of option (1). If either option (1) or (2) is unacceptable to Nortel Networks, or if Elastic Networks shall elect option (3), then the last calendar year of the then current term shall be considered a "wind-down" or "disengagement" period. Nortel Networks shall notify Elastic Networks within sixty (60) days of receipt of Elastic Networks' notice of Elastic Networks' intent to pursue either option (1) or (2) if either option (1) or (2) is unacceptable to Nortel Networks.

3.   EXHIBITS.

     The following Exhibits, attached hereto, are an integral part of this Agreement and are incorporated herein by reference:

     Exhibit A - Products and Commercial List Price
     Exhibit B - Product Pricing
     Exhibit C - Service and Support
     Exhibit D - Definitions
     Exhibit E - Software License
     Exhibit F - Point of Sale Report
     Exhibit G - Training and Certification Program

4.   DISTRIBUTIONS RIGHTS AND OBLIGATIONS.

4.1 Elastic Networks hereby grants to Nortel Networks, for use only during the Term, a non-exclusive right to: (1) purchase Products; (2) retain the Products for inventory purposes (3) sell Products to End Users either directly or indirectly through Distributors; over the life of the Products.

4.2 The relationship of the Parties under this Agreement shall be, and shall at all times remain, one of independent contractors and not that of franchiser and franchisee or joint ventures. For the purpose of Software licensing only, the relationship of principal and agent is established. All persons furnished by either Party to accomplish the intent of this Agreement shall be considered solely the furnishing Party's employees or agents.


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                                                        Agreement No. NTI9801D
                                                                        Page 5


4.3 Nortel Networks acknowledges that Elastic Networks has an existing network of distributors, some or all of which may have authorization to distribute the Products covered by the terms of this Agreement. Elastic Networks may appoint additional Elastic Networks Authorized Distributors, and may itself and/or through any subsidiary, subsidiary of a parent, representative or agent distribute the Products covered by this Agreement, in competition with Nortel Networks, irrespective of the grant of rights to Nortel Networks contained within this Agreement.

4.4 Subject to Section 28 and except as otherwise expressly agreed in writing, Nortel Networks shall bear all promotional, display and operating expenses incurred by it with respect to the distribution of the Products under this Agreement. Nothing contained in this Section 4.4 shall imply any right in Elastic Networks to pre-approve or screen Nortel Networks' advertising and/or promotional efforts. However, Elastic Networks shall have the right to prohibit the continued use by Nortel Networks of specific advertising and/or promotional materials which Elastic Networks reasonably believes will damage Elastic Networks reputation. Elastic Networks shall not use Nortel Networks' name, tradename or trademark in any advertising or promotion without Nortel Networks' prior written consent.

4.5 Elastic Networks shall provide training for employees and contractors of Nortel Networks pursuant to the terms and conditions as set forth in Exhibit G and at the fees set forth in Exhibit A, if applicable. Training shall be strictly limited to BONDA-FIDE employees or contractors of Nortel Networks and/or BONDA-FIDE employees of Nortel Networks' subcontractors as authorized by Elastic Networks. In all cases in which Nortel Networks wishes Elastic Networks to accept employees of subcontractors for training, Nortel Networks shall identify such employees, and Elastic Networks shall invoice Nortel Networks, which shall be responsible for paying for such training.

4.6 Elastic Networks hereby grants to Nortel Networks, at no cost, the right to use and copy promotional material, the Product Documentation furnished hereunder and other material made generally available by Elastic Networks to its End Users and/or Distributors and to use such material to further Nortel Networks' Product marketing efforts.

4.7 This Agreement is non-exclusive and, except as specifically provided otherwise herein, shall not be construed: (1) to require Nortel Networks to purchase only from Elastic Networks (except to the extent that new Elastic Networks Products for resale may only be purchased from Elastic Networks); (2) to require Nortel Networks to purchase any specific amount of Product from Elastic Networks; (3) to require Elastic Networks to sell all or any specific proportion of its output to Nortel Networks; or (4) to require Elastic Networks to refrain from selling all or any portion of its output to any other entity.

4.8 Nortel Networks hereby accepts appointment as an Elastic Networks Authorized Distributor and agrees, in accordance with the standards contained in Sections 4.9,


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                                                        Agreement No. NTI9801D
                                                                        Page 6


     to devote its commercially reasonable efforts to diligently promote the distribution of Products pursuant to this Agreement, including, without limitation, the compensation and quota fulfillment rules for its sales force with respect to Elastic Networks' Products which are reasonably comparable when compared to similar sales of Nortel Networks product and to satisfy the needs of its End Users and/or Distributors.

4.9  Nortel Networks shall:

     (a) select and enroll, pursuant to Section 4.5, an adequate number of it employees and/or contractors engaged in the sale of Products in Elastic Networks' orientation training course and any other Elastic Networks training courses as may be specified by Elastic Networks, in order to provide them with knowledge of the Products and Product applications. Such training shall be provided by Elastic Networks as set forth in Exhibit G. Nortel Networks shall, as mutually agreed to by Nortel Networks and Elastic Networks, continue to enroll untrained sales employees in such training on an ongoing basis as appropriate when there are changes in employees engaged in sales of Products and/or the addition of new Products to Exhibit A; and

     (b) comply with the requirements for the establishment and maintenance of service standards and response time standards for the Product as specified in Exhibit C; and

     (c) provide Elastic Networks with a monthly point of sale report ("Point of Sale Report"), in the format specified in Exhibit F; and

     (d) offer to all of its End Users and/or Distributors a warranty on Products sold which has the Warranty Period as required in Section 10 and which is substantially as comprehensive as the warranty extended to Nortel Networks by Elastic Networks upon the same Products; and

     (e) be responsible for that portion of any warranty or other obligation to any End User and/or Distributor which exceeds, whether in time or scope, that provided on the applicable Product to Nortel Networks by Elastic Networks under the terms of this Agreement, and which was granted to that End User and/or Distributor as a result of the acts or omissions of Nortel Networks; and

     (f) subject to Section 4.12, distribute Products only under the trademarks and tradenames used by Elastic Networks' or Elastic Networks' suppliers, as appropriate; and

     (g) provide its End Users and/or Distributors Level I and Level II Product support as defined Exhibit C attached hereto.

4.10 Nortel Networks shall not:

     (a) resell to End Users and/or Distributors Products obtained for it own use under other agreements between Elastic Networks and Nortel Networks; or


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                                                        Agreement No. NTI9801D
                                                                        Page 7


     (b) distribute Products at locations at which Nortel Networks is unable to provide the level of service, if any, required in Exhibit C; or
     (c) knowingly distribute damaged or defective Products, or parts thereof; or
     (d) except as noted in any applicable Exhibit with respect to emergency replacement/repair and routine replacement/repair regarding repaired or replacement parts, knowingly distribute used Products without full prior disclosure to the End User and/or Distributor of the fact of such used condition; or
     (e) convert, adjust, alter or modify Product except to the extent that such action is authorized in writing by Elastic Network; or
     (f) remove, alter, disconnect or negate any of the safety features incorporated into Product; or
     (g) distribute any Product which is represented to an End User and/or Distributor to be new and unused Elastic Networks Product unless it is assumed by Nortel Network to be, in fact, new and unused because it was distributed by Elastic Networks to Nortel Networks pursuant to this Agreement; or
     (h) distribute any Software to anyone from whom Nortel Networks has not received and retained in its files a properly executed acceptance of the Software License terms and conditions; or
     (i) take any action, other than as authorized in this Agreement, which could reasonably be foreseen to cause an adverse effect upon the goodwill of Elastic Networks and/or the Products; or
     (j) alter, obliterate, cover or remove any trademark, tradename, serial number, or other identifying marks, characteristics or legends appearing on any Product (including any associated packaging, labels, manuals, and/or documentation), without Elastic Networks' consent; or
     (k) use or display any of Elastic Networks' or Elastic Networks' suppliers' trademarks, tradenames, or copyrights except in connection with the advertising, promotion or distribution of the Products and in accordance with the provisions of this Agreement.

4.11 The Parties agree that from time to time Elastic Networks may request Nortel Networks to assist Elastic Networks in promoting Product utilizing Nortel Networks' Enterprise Networks Account team. In the event such assistance and/or direct promotion results in a sale of Elastic Networks Products, but not a sale of Products directly to Nortel Networks whereby Nortel Networks would have otherwise expected to earn on margin on any subsequent resale, Elastic Networks shall pay to Nortel Networks a fee of two percent (2%) of the total purchase price ("Finder's Fee") of the initial order for such Elastic Networks Products sold to the end user. Such Finder's Fee may be negotiated from time to time to the mutual agreement of the Parties.

4.12 If requested by Nortel Networks or Nortel Networks' End User and/or Distributor, Elastic Networks shall brand Product in accordance with Nortel Networks' or Nortel Networks' Fund User's and/or Distributor's branding specifications, such specifications to be mutually agreed. At the time Nortel Networks or Nortel


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                                                        Agreement No. NTI9801D
                                                                        Page 8


     Networks' End User and/or Distributor requests Product to be branded, Exhibit A shall be amended to add thereto such Product, and Exhibit B shall be amended upon agreement of the Parties to add thereto the prices and the deliver interval applicable to such branded Product. This paragraph 4.12 shall also be applicable to Documentation included with the Products.

4.13 Pursuant to terms and conditions to be agreed upon by the Parties, Nortel Networks shall have the right to integrate Hardware and Software into other Nortel Networks products, including Nortel Networks' UE9000 product. Elastic Networks shall work with Nortel Networks to ensure that any output of interfaces shall be compatible with the Nortel Networks products in which such Product is being integrated. Nortel Networks shall have the right to use the Software to integrate the Products into Nortel Networks products.


5.   RECORD KEEPING AND REPORTING

5.1 Nortel Networks shall maintain a record of its distribution of Products in accordance with Exhibit F, in order to comply with the requirements imposed upon Elastic Networks by Elastic Networks' suppliers of Software and for Nortel Networks' and Elastic Networks' protection in the event that product liability, copyright infringement; trade secret misappropriation; or intellectual property misuse claims related to the Products should arise.

5.2  Nortel Networks shall retain a copy of the records specified in Section
     5.1 for at least seven (7) years from the date of distribution of the Product, and such obligation shall survive the termination of this Agreement. Nortel Networks may, at its option upon termination of this Agreement, satisfy the requirement to retain such records by delivering complete and accurate copies of such records to Elastic Networks and formally assigning to Elastic Networks all of Nortel Networks' rights under all then effective Software licenses. Elastic Networks shall have limited right, upon fifteen (15) days written notice to Nortel Networks and without unduly interfering with Nortel Networks' normal day-to-day operations, to examine Nortel Networks' records regarding the distribution of such Elastic Networks or Elastic Networks' supplier generated Software pursuant to the terms of this Agreement. Nortel Networks' shall cooperate fully with Elastic Networks or any of its Software suppliers in the defense or prosecution of any suit in which the existence or non-existence of a Software License is either an issue or any aspect of such Software License is in question.

6.   ORDERING

6.1 Subject to Section 8.2, all purchases for Products by Nortel Networks pursuant to this Agreement shall be made by means of Orders, issued from time to time by Nortel Networks by means of mail, fax or, web, in which case the procedures for web ordering will be provided by Elastic Networks to Nortel Networks, specifying (i) the quantity of each Product that Nortel Networks desires to purchase, and (ii) the Delivery Date and place or places, requested for delivery.


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                                                        Agreement No. NTI9801D
                                                                        Page 9


     Elastic Networks shall acknowledge receipt of each Order within two (2) business days after receipt of Order. Receipt by Elastic Networks of Nortel Networks' Order shall be deemed to occur on the same business day that Nortel Networks' Order is sent if forwarded by fax or electronic transmission and within three (3) business days if sent by mail.

6.2 All Orders issued hereunder by Nortel Networks shall reference this Agreement and shall be deemed to incorporate and be governed solely by the terms and conditions set forth in this Agreement. Any term or condition set forth in any Order or other document submitted that is inconsistent with this Agreement or Elastic Networks' written acceptance shall be of no force or effect.

6.3 Placement of an Order by Nortel Networks will not bind Elastic Networks until the Order is accepted in writing by a representative of Elastic Networks. Elastic Networks shall accept or reject Orders within two (2) business days of their receipt by Elastic Networks. In the event such Order is not accepted within such two (2) day period, such Order shall be deemed rejected.

6.4 Nortel Networks may, at any time, by written notice issued to Elastic Networks at least thirty (30) days prior to the accepted Delivery Date, reschedule the delivery of ordered Products, provided such rescheduled Delivery Date shall not exceed thirty (30) days following the date the Products were originally scheduled to ship. Delivery of the Products covered by any individual Order cannot be postponed more than once.

6.5 Nortel Network may cancel all or a portion of an Order accepted by Elastic Networks by providing Elastic Networks with a written notice of cancellation and by paying to Elastic Networks a cancellation charge, if any, (as liquidation damages and not as a penalty) equal to ten percent (10%) of the purchase price of the canceled portion of the Order if the date of Elastic Networks' receipt of the cancellation notice is less than thirty (30) days prior to the date of the scheduled Delivery Date of the Order.

7.   PRICES AND PAYMENTS

7.1 The pricing and volume discounts for each Product shall be as set forth in Exhibit B of this Agreement. Prices set forth in Exhibit A shall be firm through December 31, 1998; thereafter, prices may be revised annually upon providing Nortel Networks sixty (60) days written notice of such price changes. Such notice shall specify the effective date of the price change and shall apply to Orders received by Elastic Networks on or after the effective date of the price change.

7.2 In an effort to provide Nortel Networks the opportunity to competitively and profitably offer Products in high volume applications, Elastic Networks may offer to Nortel Networks, when requested by Nortel Networks, additional discounts on Products set forth in Exhibit A for Nortel Networks' use in high volume, competitive price proposals.


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                                                        Agreement No. NTI9801D
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7.3  Pricing to extend the Warranty Period, as defined in Section 10.1, on
     Products shall be made available to Nortel Networks as set forth in Exhibit C.

7.4 All taxes, import and export duties, if applicable, sales, use, privilege, value-added, excise or similar taxes, duties or assessments, shipping, handling, insurance, brokerage and related charged pertaining to the Products and any other goods and services purchased by Nortel Networks hereunder, other than taxes computed on the basis of the net income of Elastic Networks, will be paid by Nortel Networks. These charges shall appear as separate line items on Nortel Networks' invoice.

7.5  Payment shall be due to Elastic Networks from Nortel Networks forty-five
     (45) calendar days following the receipt by Nortel Networks of an invoice for the Products, which invoice shall be delivered to Nortel Networks no earlier than the Delivery Date of the Products. All amounts payable hereunder shall be in U.S. dollars. Any amount not paid when due will thereafter bear interest until paid at a rate equal to the lesser of
     (i) one percent (1%) per annum more than the prime rate established from time to time by Citibank, N.A., New York, or (ii) the maximum interest rate allowed by applicable law.

8.   FORECAST.

8.1 At or before the beginning of each month during the term of this Agreement, Nortel Networks shall provide to Elastic Networks a written forecast of the quantities of each Product to be purchased, if any, from Elastic Networks by Nortel Networks for delivery in each of the twelve
     (12) months immediately following calendar months (each such forecast hereinafter referred to as a "Forecast"). The issuance of a Forecast shall not be considered either an Order for nor a commitment on Nortel Networks' part to order or purchase any Products. In the event that Nortel Networks reasonably anticipates any material deviance between the Forecast and Nortel Networks' actual requirement for the Products in the applicable Forecast period, Nortel Networks will promptly notify Elastic Networks of any such anticipated material deviance, and Elastic Networks will use its good faith efforts to meet such actual requirement of Nortel Networks upon such prompt notice.

8.2 The Parties hereby undertake to discuss, within six (6) months from the Effective Date of the Agreement, the implementation of a Demand-Pull Program in which case ordering of Products under Section 6.1 would occur in the manner set forth in that program and the Agreement revised accordingly.

9.   DELIVERY, TITLE AND ACCEPTANCE.

9.1 Subject to Elastic Networks' acceptance of an Order, as per Section 6, Elastic Networks shall deliver Products that comply with the Specifications to the delivery location set forth in Nortel Networks' accepted Order. Unless otherwise


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                                                        Agreement No. NTI9801D
                                                                       Page 11


     mutually agreed in writing by the Parties, title and risk of loss or damage to Products shall pass to Nortel Networks upon delivery to the loading dock at the installation site or other delivery location specified by Nortel Networks in its Order. Nortel Networks shall keep such Products fully insured for the total amount then due Elastic Networks for such Products. Such delivery shall be made to a carrier or freight forwarder selected by Elastic Networks unless otherwise specified by Nortel Networks. Upon receipt of Products, Nortel Networks shall have ten (10) days to inspect shipment and verify any damage that may have occurred in delivery or report any mis-shipments to Elastic Networks. In the event of the foregoing, Nortel Networks shall return Products to Elastic Networks via the RMA procedure set forth in Section 11. In the event Nortel Networks fails to notify Elastic Networks of any damage or mis-shipments within such ten (10) day period, Nortel shall be deemed to have accepted the shipped Products.

9.2 Through March 31, 1999, standard delivery intervals for forecasted quantities of Products shall be six (6) weeks from receipt and acceptance of an Order; thereafter, standard delivery intervals for forecasted quantities of the Products shall be four (4) weeks from receipt and acceptance of an Order. Such standard delivery intervals may be amended by Elastic Networks from time to time with sixty (60) days prior written notice to Nortel Networks, but shall in no event exceed six (6) weeks from receipt and acceptance of an Order. Elastic Networks' only obligation regarding such delivery intervals shall be to meet Delivery Dates and quantities set forth in an accepted Order. Standard delivery intervals for unforecasted quantities will be ninety (90) days following Elastic Networks' receipt and acceptance of an Order for such unforcasted quantities. If Elastic Networks, prior to acceptance of an Order, advises Nortel Networks that it cannot meet a Delivery Date shown in an Order, both Parties may negotiate a revised date prior to acceptance of the Order by Elastic Networks, and such revised date shall be shown in Nortel Networks' acceptance of the Order.

9.3 An Order shall be delivered complete except when partial shipments are expressly specified in the Order or authorized in writing by Nortel Networks. In the event that Elastic Networks fails to deliver Products on or before the tenth (10th) business day after the Delivery Date or any extension thereof granted in writing by Nortel Networks, Nortel Networks may, as its sole and exclusive remedy, cancel, without charge, the affected portion thereof by providing to Elastic Networks a written notice of cancellation. In the event that Nortel Networks does not cancel such affected portion thereof in accordance with this Section 9.3, then Nortel Networks will be entitled, as its sole and exclusive remedy for such delayed delivery, to receive the liquidated damages calculated in accordance with Section 9.4 hereof. Elastic Networks shall promptly advise Nortel Networks of any anticipated delay in meeting the Delivery Date specified in any Order and shall cooperate with Nortel Networks in the implementation by Elastic Networks of any appropriate action or workaround plans with a view to enable Nortel Networks to satisfy its End User and/or Distributor requirements.


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                                                        Agreement No. NTI9801D
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9.4  If and to the extent that Elastic Networks fails to meet a Delivery
     Date, specified in an Order accepted by Elastic Networks, by a period of more than fifteen (15) business days through no fault of Nortel Networks and such failure is not attributable to force majeure as described in
     Section 14, Nortel Networks shall be entitled to receive as liquidated damages, and not as a penalty, an amount equal to one percent (1%) per week of the purchase price of the applicable Product in an Order for which Elastic Networks fails to meet the Delivery Date for each week beyond such fifteen (15) business day period, until actual delivery; provided that the maximum amount of such liquidated damages due to Nortel Networks shall in no event exceed five percent (5%) of the purchase price of such Product in that Order or fifty thousand dollars ($50,000.00), whichever is less. At Nortel's option, Elastic Networks shall either credit the liquidated damages against the price of the applicable Order (if not cancelled) or promptly make payment to Nortel.

9.5 Nortel Networks may, from time to time, request expedited delivery intervals of Product. In such event, Elastic Networks shall accept such Order and shall make commercially reasonable efforts to deliver Products by such expedited delivery interval. In the event Elastic Networks fails to deliver such Products by such expedited delivery interval, Nortel Networks shall not be entitled to: (1) cancel the Order as set forth in
     Section 9.3, or (2) liquidated damages as set forth in Section 9.4.

10.  WARRANTY.

10.1 Elastic Networks warrants that

     a) Product shall, at the Delivery Date, be new and free and clear of all security interest or other lien and other encumbrance;

     b) for a period of ninety (90) days from the Delivery Date (such period being hereinafter referred to as the "Warranty Period"), the Hardware and the Software shall be free from defects in materials and workmanship and shall conform to and operate in accordance with the Specifications;

     c) the Software will operate in the environment in which it is installed, without troubles, due to defects which result from the failure of the Software to conform to the Specifications;

     d) with the exception of any notice which may be provided by Elastic Networks pursuant to Section 29, the Hardware furnished by Elastic Networks, as described in this Agreement, is safe for normal use, is non-toxic, presents no abnormal hazards to persons or their environment, and may be disposed of as normal refuse without special precautions;

    e) for a period of five (5) years from the Delivery Date, the occurrence in, or use by, Elastic Networks' products ("Products") and any software or


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                                                        Agreement No. NTI9801D
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          systems of Elastic Networks used by Elastic Networks in the supply of Services or performance of this Agreement in any way, of dates before, on, or after January 1, 2000 A.D., including dates and leap years between the twentieth and twenty-first centuries ("Millennial Dates"), will not adversely affect the Products', software's or systems' performance. The Products, software and systems will without error or omission, create, receive, store, process and output (collectively, "Compute") information related to Millennial Dates. This warranty includes, without limitation, that the Products, software and systems will accurately, and without performance degradation, Compute Millennial Dates, date-dependent data, date-related interfaces, or other date-related functions (including, without limitation, calculating, comparing, and sequencing such functions).

     f) it has developed, is the owner of and/or possesses all necessary rights, including, without limitation, rights in respect of Third Party Software, to use and to market the Products including the Product Software required for the operation of the Products;

     g) no license or other agreement is or will be violated by the terms and conditions of this Agreement;

     h) it is either the owner or is otherwise in possession of sufficient licensed rights pertaining to any portion of the Products (including the Product Hardware and Product Software) in order to allow it to satisfy all of its obligations hereunder.

     i) the warranty provisions contained in this Section 10 shall apply during and after the Product Warranty Period, except as expressly set forth in 10 b) and c) above.

10.2 Elastic Networks shall, at its expense, during the Warranty Period, provide repair or replacement services ("Repair Services") in accordance with Section 10.3 with respect to Hardware and Software which have failed to conform to the above warranties. After expiry of the Warranty Period, Repair Services shall be at prices set forth in Exhibit C.

10.3 In routine warranty service situations, Elastic Networks shall provide immediate replacement Products upon receipt of the defective Products, which shall include the RMA number and documentation. Elastic Networks shall provide repaired Products within ten (10) days from receipt of the defective Products, which shall include the RMA number and documentation. Advanced Replacement of Products, as defined in Exhibit C, shall be made available to Nortel Networks as set forth in Exhibit C,
     Section 2.1.1. All Hardware and Software subject to this Section 10.3 shall be functionally equivalent or better than the vintage of the repaired or replaced units, and must be backward compatible. Hardware repairs and replacements and Software corrections effected during the Warranty Period shall be warranted, as above provided, for the remainder of the Product Warranty


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                                                        Agreement No. NTI9801D
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     Period or thirty (30) days from the date of shipment, whichever is longer. Hardware repairs or replacements and Software corrections or replacements effected after expiry of the Warranty Period shall be warranted, as described above, for a period of thirty (30) days from the repair date stenciled or otherwise identified in accordance with Section
     11.4 (Repair Procedures).

10.4 This warranty does not apply to items normally consumed in operation, such as lamps and fuses and to any defect which has been caused by Nortel and arises from mishandling, misuse, neglect or improper testing or repair. The warranties set forth in this Section 10 shall not apply to Third Party Software or Third Party Hardware, provided however that Elastic Networks shall assign to Nortel Networks the warranty rights granted to Elastic Networks by the appropriate vendor of such Third Party Software or Third Party Hardware.

10.5 Notwithstanding the foregoing, Products found to be defective within thirty (30) days from their initial utilization at Nortel Networks' End User and/or Distributor site (each such defective Product hereinafter referred to as a "DOA"), shall be returned to Elastic Networks along with the RMA documentation. Returned DOA units shall be repaired, re-furbished, tested and returned, free-of-charge, to Nortel Networks as new Products. Should the DOA occurrence exceed 0.5% of the units shipped in any given calendar quarter, Elastic Networks shall perform root cause analysis and agree with Nortel Networks on a plan to correct the situation.

10.6 The above warranty shall survive inspection, acceptance and payment. All transportation charges arising from Nortel Networks' return of any defective Product to Elastic Networks shall be paid by Nortel Networks. All transportation charges arising from Elastic Networks' delivery of the repaired or replacement Product to Nortel Networks shall be paid by Elastic Networks.

10.7 If Elastic Networks is in default pursuant to Section 18 (Default), then in addition to Nortel Networks' rights as described in Section 10.2 above, Nortel Networks, where directed by its End User(s) and/or Distributor(s), reserves the right to repair or replace any defective Hardware or to correct any defective Software on its own or to arrange for such repair, replacement or correction by other entities, in which case the warranties of Elastic Networks shall be null and void in respect to any such repair, replacement or correction of such Product. In that event Elastic Networks shall reimburse Nortel Networks for all reasonable costs and expenses incurred by Nortel Networks in exercising either right under this Section during the applicable Warranty Period. Any failure by Elastic Networks to execute its warranty obligation as contained in this Section 10 and Section 11 shall constitute a material breach of Elastic Networks' obligations hereunder.

10.8 In the event that (i) there is a breach of the warranty described in
     Section 10.1 above with respect to any Products purchased by Nortel Networks hereunder and (ii) Elastic Networks decides to repair or replace such defective unit, then Elastic Networks shall (1) provide a "Unit Failure Analysis" report on each such field returned units and a "Component Failure Analysis" report, within sixty (60)


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                                                        Agreement No. NTI9801D
                                                                       Page 15


      calendar days from the date that Elastic Networks receives the defective unit from Nortel Networks, to Nortel Networks' Repair Manager and Quality Manager, and (2) upon Nortel Networks' reasonable written request, Elastic Networks shall perform root cause analysis on each such returned unit and shall provide a detailed report of such analysis to Nortel Networks within sixty (60) calendar days of receipt of Nortel Networks' request.

10.9 In case of a "No Fault Found" ("NFF") in respect of Products returned where, in the calendar quarter in which the NFF unit is received by Elastic Networks, the number of NFF units is more than five percent (5%) of the number of units of the Products delivered in that calendar quarter or if Nortel Networks requests retesting of Products reasonably known to Nortel Networks as being in good condition, Nortel Networks will pay to Elastic Networks a service fee in accordance with Elastic Networks' then current standard rates therefor and any return transportation costs.

10.10 Should the Product failures classified by Elastic Networks NFF represent more than twenty percent (20%) of the Products return rates as defined in the Specifications, then, in addition to Elastic Networks' performing a root cause analysis, the Parties shall jointly determine a corrective action plan and implement such corrective plan of action within thirty (30) calendar days of this occurrence being reported. Elastic Networks will update Nortel in writing with the findings of the root cause analysis as well as with the corrective plan of action.

10.11 THE FOREGOING WARRANTIES AND REMEDIES CONSTITUTE THE ONLY WARRANTIES WITH RESPECT TO THE PRODUCTS AND ARE NORTEL NETWORKS' SOLE AND EXCLUSIVE REMEDIES IN THE EVENT SUCH WARRANTIES ARE BREACHED. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THERE ARE NO OTHER WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS, OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

11.   REPAIR AND REPLACEMENT PROCEDURES AND REPAIR SERVICES.

11.1 Repair Services shall be available to Nortel Networks in accordance with the provisions contained in this Section 11 and shall be applicable to the provision of Repair Services by Elastic Networks during and after the Product Warranty Period.

11.2 Prior to returning any defective Products to the Elastic Networks repair/replacement center, Nortel Networks shall notify Elastic Networks orally of the defect, if known at that time, and shall request authorization from Elastic Networks for the return of such Products. Elastic Networks shall provide Nortel Networks with a Return Material Authorization ("RMA") number to be prominently displayed on the shipping container for the defective Products and advise Nortel Networks of the repair location to which the Products should be


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                                                        Agreement No. NTI9801D
                                                                       Page 16


      returned. All transportation charges arising from Nortel Networks' return of any defective Product to Elastic Networks shall be paid by Nortel Networks. All transportation charges arising from Elastic Networks' delivery of the repaired or replacement Product to Nortel Networks shall be paid by Elastic Networks.

11.3 Nortel Networks shall furnish the following information with any defective Products returned to Elastic Networks for Repair Service:

      i)    Nortel Networks' complete address;
      ii) quantities and model numbers of Products being delivered for repair/replacement;
      iii)  the nature of the defect or failure, if known;
      iv) if Product is no longer under warranty, the Order number under which repairs are to be made (not applicable for DOA units);
      v) name(s) and telephone number(s) of Nortel Networks' employee(s) or other designated persons to contact in case of questions about the Products;
      vi) ship-to address or Nortel Networks' location to which repaired or replacement Products should be returned;
      vii)  whether or not returned Product is under warranty.

11.4 Elastic Networks shall date stamp each repaired and returned Product with the repair date and type of repair "pre fix" as per Bellcore GR-209 specifications. Hardware repaired by Elastic Networks shall be stamped in accordance with requirements outlined in Bellcore TR-NWT-000078. Without limiting the generality of the foregoing, the stamping shall include the repair date stenciled or otherwise identified in a permanent manner at a readily visible location on the Hardware, unless otherwise directed by Nortel Networks.

11.5 Upon Nortel Networks' request, Elastic Networks shall promptly provide Nortel Networks with the name(s) and telephone number(s) of the individual(s) to be contacted concerning any questions that may arise with respect to the Repair Services.

11.6 Elastic Networks shall promptly notify Nortel Networks of returned Products which are found by Elastic Networks to be beyond repair or irreplaceable. Products shall only be considered beyond repair or irreplaceable after agreement of the Parties to that effect. All Products under warranty which are found to be beyond repair or irreplaceable, through no fault of Nortel Networks, shall be returned to Nortel Networks freight pre-paid and properly insured with a complete refund or credit of the original purchase price.

11.7 OUT OF WARRANTY REPAIR SERVICES. Out of Warranty Repair Services will be offered by Elastic Networks as part of the Extended Support Services Program described in Exhibit C.


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                                                        Agreement No. NTI9801D
                                                                       Page 17


11.8 Except for the provisions set forth in Section 12.3 relative to discontinued Products, Elastic Networks shall make such Repair Services and technical support services available for a minimum period of three
      (3) years from the date of last purchase of such Products by Nortel Networks hereunder. This provision shall survive the expiration of this Agreement.

12.   PRODUCT SUPPORT AND LIFECYCLES

12.1 Elastic Networks shall supply to Nortel Networks, at no additional charge, at lease one (1) set of electronic copies of Elastic Networks' Product Documentation for use by Nortel Networks' technicians in support of the Products, as well as provide Nortel Networks access to Elastic Networks' web site, Thereafter, Elastic Networks shall continue to provide updates to such set or sets, as the case may be, of Product Documentation, at no additional charge to Nortel Networks, during the Term of this Agreement, as soon as they are available. Elastic Networks shall give Nortel Networks thirty (30) days prior notice of any changes to Product Documentation or web site address changes.

12.2  In addition to Elastic Networks' warranty obligations as set forth in
      Section 10, Elastic Networks shall provide technical support in accordance with Exhibit C for the Product supplied hereunder during the Warranty Period at no charge to Nortel Networks. Thereafter, Nortel Networks shall pay all fees, if any, for such technical support as set forth in Exhibit C.

12.3 DISCONTINUED PRODUCTS. From time to time during the term of this Agreement, Elastic Networks may determine that Products have reached the end of their useful life. Elastic Networks reserves the right to discontinued, at its own discretion, any Product that it deems no longer marketable upon one hundred eighty (180) days written notice to Nortel Networks. Elastic Networks shall provide Nortel Networks information on such Product discontinuance simultaneously with its other distributors of such discontinued Products. During such one hundred eighty (180) day period, Nortel Networks may place a non-cancellable order for its requirements or enter into any other mutually satisfactory agreement with Elastic Networks prior to such discontinuance. This provision shall survive the expiration of this Agreement. In the event Elastic Networks elects to discontinue any Products hereunder, Elastic Networks shall continue to provide Nortel Networks with repair and replacement service for a minimum period of one (1) year from the discontinuance date of the Product.

12.4 MODIFIED AND NEW PRODUCTS. From time to time during the term of this Agreement, Elastic Networks may develop enhancements or changes to any Products, in which event Elastic Networks shall provide Nortel Networks written information on such Product enhancements as it does to its other commercial customers for the Products. In the event such enhancements or changes affect the form, fit, function, performance or price to the Products and/or process ("Changes"), Elastic Networks shall provide Nortel Networks written notification of such Changes within thirty (30) days of Elastic Networks' internal design


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                                                        Agreement No. NTI9801D
                                                                       Page 18


      authorization allowing any such Change. Where, however, in Elastic Networks' sole opinion, an intrinsic design or manufacturing defect of the Product(s), including a failure of the Software to operate in the environment in which it is installed, without troubles, due to defects which result from failure of the Software to conform to the Specifications, causes an inoperative, hazardous or unsatisfactory condition of a nature as to require the introduction in the Products of a Class A or AC Change, as described in GR-209, Elastic Networks shall promptly notify Nortel Networks and initiate immediate action to correct the situation. The Changes which require that a notice be forwarded to Nortel Networks shall include, without limitation, any proposed Change to the Products in accordance with the classifications described in GR-209-CORE ("GR-209"). All Changes proposed outside the spectrum shall be classified as "O". The interpretation of GR-209 resides with Elastic Networks.

12.5 RETROFITS. If Elastic Networks shall determine that a need exists to make either Class A Corrective Retrofits or Class B Corrective Retrofits, then Elastic Networks shall so notify Nortel Networks within thirty (30) days of the date of such determination by means of appropriate documentation. Elastic Networks shall use all commercially reasonable efforts to develop required Corrective Retrofits and, when and if such Corrective Retrofits are developed, shall provide to Nortel Networks without charge, one Corrective Retrofit kit for each affected item of Product delivered to Nortel Networks pursuant to this Agreement.

      12.5.1 Elastic Networks shall have the option to: (a) request Nortel Networks to install all Class A Corrective Retrofit kits with its own personnel, or such personnel as Nortel Networks may contract: or (b) install all Class A Corrective Retrofit kits using its own personnel, provided Nortel Networks first:
               (1) obtains permission from Nortel Networks' End User and/or Distributor for Elastic Networks personnel to work on such End User's and/or Distributor's affected Product during normal business working hours and at such time as is reasonably convenient to both Elastic Networks and the End User and/or Distributor; and (2) when necessary, obtains the such End
               User's and/or Distributor's permission to take the affected Product out of service during the time necessary to install the Class A Corrective Retrofit kit; and (3) has obtained from such End User and/or Distributor a written agreement protecting Elastic Networks against liability for any incidental, special and/or consequential damages to such End User and/or Distributor as a result of performance by Elastic Networks. In the event Elastic Networks elects to have Nortel Networks install all Class A Corrective Retrofit kits, Elastic Networks agrees to pay Nortel Networks for all reasonable deinstallation and installation expenses incurred as a result of the Class A Corrective Retrofits.

      12.5.2 Installation of Class B Corrective Retrofit kits at Nortel Networks' End User and/or Distributor sites shall be the responsibility and obligation of Nortel Networks, and the expense and timing of such retrofits shall be determined mutually by the Parties on a case by case basis, unless Elastic


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                                                        Agreement No. NTI9801D
                                                                       Page 19


               Networks is providing post-warranty maintenance to the affected Product under contract to Nortel Networks' End User and/or Distributor, in which case Elastic Networks will install the Class B Corrective Retrofit kit at Elastic Networks' expense. If Elastic Networks shall determine that a need exists to make Regulatory Retrofits, then Elastic Networks shall notify Nortel Networks by means of appropriate documentation. When a Regulatory Retrofit kit is developed, Elastic Networks shall offer, at such price as it may announce, and on its then standard terms and conditions, to provide such Regulatory Retrofit kit for all affected Products delivered to Nortel Networks pursuant to this Agreement.

13.   EMERGENCY REPLACEMENT PRODUCTS.

      In emergency situations threatening continuity of service, Elastic Networks will use its good faith efforts to ship Nortel Networks or its End Users and/or Distributors emergency replacement Products within twenty-four (24) hours of Nortel Networks' request, which may be conveyed to Elastic Networks by telephone or facsimile. All Products supplied under this Section shall be functionally equivalent to or better than the vintage of the replaced Products. Emergency replacement Products shall be shipped via next day service. Elastic Networks shall provide emergency replacement of Products to Nortel Networks at no charge during the Warranty Period. For Products replaced out of the Warranty Period, Elastic Networks' provision of emergency replacement shall be as set forth in this Section 13 and such replacement Products shall be subject to fees as set forth in Exhibit C, if any.

14.   FORCE MAJEURE.

      If the performance of any obligation under this Agreement or an Order is interfered with by reason of any circumstances beyond the reasonable control of the Party affected, including, without limitation, fire, explosion, power failure, acts of God, war, revolution, civil commotion, delays of the other Party in the performance of any of its obligations hereunder, delays of subcontractors, or delays of suppliers in providing to Elastic Networks the materials required for the manufacturing of the Products, unavailability of sources of energy, acts of the public enemy, or any law, order, regulation, ordinance or requirement of any government or legal body, and labor difficulties, including without limitation, strikes, slowdowns, picketing or boycotts; then the Party affected shall be excused from such performance for a period equal to the delay resulting from any such causes and such additional period as may be reasonably necessary to allow the Party to resume its obligations, (and the other Party shall likewise be excused from performance of its obligations to the extent such Party's obligations relate to the performance which was interfered with). The Party so affected shall make reasonable efforts to remove such causes of nonperformance; provided, however, in the context of labor difficulties, that a Party shall not be obligated to accede to any demands being made by employees or other personnel.


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                                                       Agreement No. NTI9801D
                                                                      Page 20


15.   PATENT INFRINGEMENT.

15.1 Elastic Networks will defend at its expense all claims, proceedings and/or suits brought against Nortel Networks, its End User and/or Distributors alleging that the use, copying, licensing, sublicensing, sale and/or distribution of any Products, excluding Third Party Hardware and/or Third Party Software, delivered hereunder infringes or violates any patent, copyright, trade secret or other intellectual property right in any country where Nortel Networks resells the Products (herein "Infringement Claim"). Elastic Networks shall pay all litigation costs, reasonable attorney's fees, settlement payments and any damages awarded or resulting from any such suit, claim or proceeding. With respect to Third Party Hardware and/or Third Party Software, Elastic Networks shall assign any rights with respect to infringement of any patent, copyright, trade secret or other intellectual property right in any country where Nortel Networks resells the Products granted to Elastic Networks by the supplier of such Third Party Hardware and/or Third Party Software. In the event a Product becomes the subject of an Infringement Claim outside of North America, Elastic Networks shall have the right to ask Nortel Networks to cease all sales of such Product in such country, and Elastic Networks will not be liable for any subsequent sales in such country in the event Nortel Networks continues to sell such infringing Product.

15.2 The Party entitled to defense pursuant to Section 15.1 shall promptly advise the Party required to provide such defense of the applicable suit, claim, or proceeding and shall cooperate with such Party in the defense or settlement thereof. The Party required to provide such defense shall have sole control of the defense of the applicable suit, claim, or proceeding and of all negotiations for its settlement or compromise.

15.3 Upon providing Nortel Networks with notice of a potential or actual infringement claim, Elastic Networks may (or in the case of an injunction, shall), at Elastic Networks' option, either procure a right to use, replace or modify, or require the return of the affected Product for a refund of its depreciated cost based on a seven (7) year straight-line process of accounting.

15.4 The obligations of Elastic Networks hereunder with respect to any suit, claim, or proceeding described in Section 15.1 shall not apply with respect to Products which are (a) manufactured or supplied by Elastic Networks in accordance with any design or any special instruction furnished by Nortel Networks, (b) used by Nortel Networks in a manner or for a purpose not contemplated by this Agreement, (c) used by Nortel Networks in combination with other products not provided by Elastic Networks, including, without limitation, any software developed solely by Nortel Networks through the permitted use of Products furnished hereunder, provided the infringement arises from such combination or the use thereof. Nortel Networks shall indemnify and hold Elastic Networks harmless against any loss, cost, expense, damage, settlement or other liability, including, but not limited to, attorneys' fees,



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                                                       Agreement No. NTI9801D
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      which may be incurred by Elastic Networks with respect to any suit, claim, or proceeding described in this Section 15.4.

15.5 The provisions of Sections 15.1 through 15.4 state the entire liability of Elastic Networks and its suppliers and the exclusive remedy of Nortel Networks with respect to any suits, claims, or proceedings of the nature described in Section 15.1. Elastic Networks' total cumulative liability, pursuant to Sections 15.1 shall for each infringement claim not exceed one hundred percent (100%) of the total aggregate purchase price of the Product(s) purchased under the Agreement and giving rise to such claim.

15.6 Each Party's respective obligations pursuant to this Section shall survive any termination of this Agreement.

16.   PROPRIETARY INFORMATION.

16.1  DISCLOSURE OF PROPRIETARY INFORMATION
      It is expected that the Parties will disclose to each other certain business, marketing, technical, scientific or other information of any Party, including, without limitation, Specifications and Software which, at the time of disclosure, is designated as proprietary (or like designation), is disclosed in circumstances of confidence, or would be understood by the Parties, exercising reasonable business judgment, to be confidential information ("Proprietary Information") and each Party recognizes the value and importance of the protection of the other's Proprietary Information. Except as permitted otherwise by law, the Receiving Party shall keep confidential Proprietary Information of the Disclosing Party using the same degree of care that it uses to safeguard its own Proprietary Information of a similar nature, but not less than reasonable care, and shall not disclose Proprietary Information of the Disclosing Party, to any but its own employees with a need to know the Proprietary Information in furtherance of the purposes of this Agreement. With respect to Software, this obligation may be expanded, amplified or modified by the terms of the Software License; in the event of a conflict between a Software License and this
      Section 16, the Software License shall control.

16.2  APPLICATION OF RESTRICTION
      The restrictions of this article shall not apply: (1) to Proprietary Information which enters the public domain without fault of the Receiving Party; or (2) to Proprietary Information which the Receiving Party can prove was rightfully in its possession prior to disclosure from the Disclosing Party; or (3) to Proprietary Information which is independently developed by the Receiving Party; or (4) if such restrictions would prevent required compliance with applicable law, applicable governmental regulation, or an order of a court of competent jurisdiction. A Receiving Party invoking exception (4) above shall use all commercially reasonable efforts to notify the Disclosing Party of any intended disclosure as far in advance of the date of required compliance as is practicable

                                                       Agreement No. NTI9801D
                                                                      Page 22



      and shall not make such disclosure in advance of the date of required compliance, so that the Disclosing Party may have an opportunity to take such steps as it deems appropriate to defend its interests; provided, however, that in the event the Receiving Party invokes exception (4) above and the Proprietary Information is that of a Elastic Networks supplier, such notification shall be made to Elastic Networks.

16.3  SURVIVAL OF RESTRICTION
      The Parties' confidentiality obligations shall survive the termination of this Agreement, regardless of the cause, and shall extend to the earlier of such times as Proprietary Information and/or Software enters the public domain through no fault of either Party, or ten (10) years following the expiration or termination of this Agreement.

16.4 The Parties acknowledge and agree that a breach of this Agreement may result in irreparable and continuing harm to the Disclosing Party for which there may be no adequate remedy at law. In the event of a breach or a threatened or intended breach of this Agreement by the Receiving Party, the Disclosing Party shall be entitled to seek, preliminary injunctions unilaterally with twenty-four (24) hour notice, and final injunctions with notice, enjoining and restraining such breach, or threatened or intended breach, and to such other rights and remedies as are available at law or in equity to the Disclosing Party except as expressly set forth herein.

17.   LIABILITY.

17.1 Nortel Networks shall obtain a contract with each End User and/or Distributor that includes both warranty and general contractual disclaimers of any Elastic Networks' liability for incidental and consequential damages of that End User and/or Distributor. Any such contract should not identify Elastic Networks by name but rather as the "manufacturer" or "supplier" of the Products distributed.

17.2 Each Party shall indemnify and save the other Party harmless from any liability or claim (including, without limitation, the costs and reasonable attorneys' fees in connection therewith) that may be made by anyone relating to personal injury, including death to persons, or damage to tangible property which results from product liability or from the negligence and/or willful misconduct of the indemnifying Party, its employees or agents in the performance of this Agreement.

18.   DEFAULT.

18.1 In the event of any material breach of this Agreement or an Order by either Party which shall continue for thirty (30) or more days after written notice of such breach, including a reasonably detailed statement of the nature of such breach, shall have been given to the breaching Party by the aggrieved Party, the aggrieved Party may then terminate this Agreement by providing to the breaching Party a




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                                                       Agreement No. NTI9801D
                                                                      Page 23



      written notice of termination at any time prior to any such material breach having been cured by the breaching Party.

18.2 Either Party may terminate this Agreement in the event the other Party becomes insolvent or bankrupt, makes a general assignment for the benefit of, or enters into any arrangement with, creditors, files a voluntary petition under any bankruptcy, insolvency, or similar law, or has proceedings under any such laws or proceedings seeking appointment of a receiver, trustee or liquidator instituted against it which are not terminated within thirty (30) days of their commencement.

18.3 EXCEPT AS PROVIDED IN SECTIONS 15, 16 AND 17, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY NATURE WHATSOEVER FOR ANY BREACH OF THIS AGREEMENT OR OTHERWISE, INCLUDING LOSS OF PROFIT, LOSS OF DATA OR INTERRUPTION OF BUSINESS WHETHER SUCH DAMAGES ARE LABELED IN TORT, CONTRACT OR INDEMNITY EVEN IF DISTRIBUTOR HAS BEEN ADVISED OF SUCH DAMAGES. THIS LIMITATION SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT.

18.4 Any action for breach of this Agreement or to enforce any right hereunder shall be commenced with one (1) year after the cause of action accrues or it shall be deemed waived and barred.

19.   SEVERABILITY.

      In the event that any of the terms of this Agreement become or are declared to be illegal by any Court of competent jurisdiction, such term(s) shall be null and void and shall be deemed deleted from this Agreement. All remaining terms of this Agreement shall remain in full force and effect. Notwithstanding the foregoing, if this paragraph becomes applicable and, as a result, the value of this Agreement is substantially impaired for either Party, then the affected Party may terminate this Agreement by written notice to the other.

20.   NOTICES.

      Any and all notices, requests, instructions and other communications required or permitted to be given hereunder may be delivered personally or by nationally recognized overnight courier service or may be sent by mail, by telex or by facsimile transmission, at the respective address or transmission numbers set forth below, and shall be effective (a) in the case of personal delivery, telex or facsimile transmission, when received; (b) in the case of mail, upon the earlier of actual receipt or three (3) business days after deposit in the United States Postal Service, first class certified or registered mail; and (3) in the case of nationally recognized overnight courier service, one business day after delivery to such courier service together with all appropriate fees or charges for such delivery. The Parties may change their respective addresses and transmission numbers by written notice to

                                                       Agreement No. NTI9801D
                                                                      Page 24



      the other parties, sent as provided in this Section 20. All communications must be in writing and addressed as follows:

      To Elastic Networks:      Elastic Networks
                                6120 Windward Parkway, Suite 100
                                Alpharetta, GA 30005
                                Attention: CFO
                                Facsimile No.: (678) 297-3100

      To Nortel Networks:       Northern Telecom Inc.
                                5555 Windward Parkway, Suite B
                                Alpharetta, Georgia 30004
                                Attention:  VP Finance
                                Facsimile No.: (770) 708-4971


21.   SOFTWARE LICENSE AGREEMENT.

21. Upon payment of the applicable right to use fees or Software License fees as set forth in Exhibit B, if any, Nortel Networks is hereby granted a non-exclusive, paid-up license to use the object code version of the Software furnished, and subject to the provisions of the Software License contained in Exhibit E, as applicable, which Nortel Networks hereby agrees to be bound to. Nortel Networks is further granted the right to assign this license and sublicense the rights herein granted, to any End User and/or Distributor who purchases Product with licensed Software and all such sublicenses shall be under sublicenses agreements containing terms no less stringent than those contained in Nortel Networks' standard software license agreement. Nortel Networks hereby agrees that should it materially change its standard software license agreement, Nortel Networks shall use its best efforts to notify Elastic Networks of the change prior to the licensing of the Software. Nortel Networks is granted no title or ownership rights to the Software. Such rights shall remain in Elastic Networks or Elastic Networks' suppliers as appropriate.

21.2 Nortel Networks shall use all commercially reasonable efforts to ensure that each Nortel Networks End User and/or Distributor complies with all of the requirements of the Software License. If Nortel Networks becomes aware of an End User and/or Distributor breaching the Elastic Networks Software License, then Nortel Networks shall promptly advise Elastic Networks in writing of the identity of such End User and/or Distributor and the nature of the breach. Nortel Networks shall cooperate, in any commercially reasonable manner requested, at the expense of Elastic Networks and/or Elastic Networks' suppliers, in any legal action or potential legal action by them against the Nortel Networks End User and/or Distributor in material breach, related to that breach. Nortel Networks shall indemnify and hold Elastic Networks harmless from any claims, demands or damages if Nortel Networks violates any provisions of this section.

                                                        Agreement No. NTI9801D
                                                                       Page 25


22.   INSURANCE

      Nortel Networks shall maintain, during the term of this Agreement, all insurance and/or bonds required by any applicable law, including but not limited to: (1) workers' compensation insurance as prescribed by the laws of all states and/or provinces in which work pursuant to this Agreement is performed; (2) employer's liability insurance with limits of at least $5 million per occurrence; (3) comprehensive general liability insurance (including products liability coverage, contractual liability, advertising liability, and comprehensive automobile liability coverage) with each coverage having limits of at least $5 million per occurrence. Nortel Networks shall furnish certificates or other adequate proof of such insurance to the other upon written request. Proof of a program of self-insurance acceptable to the requesting Party (which acceptance shall not be unreasonably withheld) shall satisfy any such request.

23.   END USER AND/OR DISTRIBUTOR REQUIREMENTS.

      Elastic Networks, through its sale of Products to Nortel Networks hereunder, does not consent to be bound by any requirements or conditions of any of Nortel Networks' End Users and/or Distributors including, without limitation any federal, state or local law or regulation concerning contracts with the governmental authorities or with the terms and conditions in any prime or subcontract unless Elastic Networks has agreed to said law, regulation, requirement, term or condition explicitly in writing. In no event will Elastic Networks agree to provide cost or pricing data as defined in Federal Acquisition Regulation (FAR) Part 15.804 to either Nortel Networks or its End User and/or Distributor. Nortel Networks shall not represent to its End Users and/or Distributors or others that the prices charged to it by Elastic Networks are based upon Elastic Networks' cost or pricing data or that Elastic Networks' prices to Nortel Networks are based upon established catalog or market prices as defined in FAR Part 15.804-1(b)(2).

24.   GOVERNMENT SALES.

24.1 Nortel Networks will not distribute the Products to the United States Federal Government either directly or indirectly, or through the General Services Administration ("GSA"). Elastic Networks does not accept any flowdown provisions including but not limited to United States Government Federal Acquisition Regulations ("FARs"), Defense FARs, or NASA FARs notwithstanding existence of such provisions on Nortel Networks' Orders or supplementary documentation or Elastic Networks' acceptance of such Orders or documentation.

24.2 This Agreement shall not be construed by Nortel Networks as a representation that Elastic Networks will furnish supplies needed by Nortel Networks to fulfill

                                                       Agreement No. NTI9801D
                                                                      Page 26


      any of Nortel Networks' GSA, California Multiple Award Schedules (CMAS), or similar contract obligations under any schedule contract.

25.   COMPLIANCE WITH LAWS.

      At its own expense, each Party will comply with all applicable laws and governmental orders and regulations in connection with such Party's performance of this Agreement.

26.   NORTH AMERICAN FREE TRADE AGREEMENT PROCEDURES.

26.1 Elastic Networks and Nortel Networks will work together in good faith and take all reasonably necessary administrative actions required to qualify Products for preferential treatment under the rules of any applicable trade treaty among Canada, U.S.A. and Mexico, including, without limitation, the North American Free Trade Agreement ("NAFTA"). If a Product qualifies under NAFTA, Elastic Networks, with Nortel Networks' assistance, will use its good faith efforts to (i) prepare and distribute a NAFTA Exporter's Certificate of Origin according to Sections 26.2 and 26.3 below, whichever applies, and any other documents required, and (ii) respond to NAFTA Exporter's Certificate of Origin questionnaires and assist Nortel Networks in resolving any Product eligibility issues.

26.2 If a NAFTA Exporter's Certificate of Origin is prepared for each shipment, Elastic Networks will (a) retain the original NAFTA Exporter's Certificate of Origin in Elastic Networks' files with appropriate backup documentation, (b) attach a copy of the NAFTA Exporter's Certificate of Origin to the customs/shipping documents for the qualifying Product, and (c) mark these customs/shipping documents with the legend: "Copy of the North American Free Trade Certificate of Origin attached."

26.3 If a blanket NAFTA Exporter's Certificate of Origin is prepared, Elastic Networks will (a) retain the original NAFTA Exporter's Certificate of Origin in Elastic Networks' files with appropriate backup documentation, (b) mark the customs/shipping documents for the qualifying product with the legend: "Copy of blanket NAFTA Exporter's Certificate of Origin on file at Elastic Networks' customs offices" and
      (c) mail copies of the blanket NAFTA Exporter's Certificate of Origin to the following offices:

                                                         Agreement No. NTI9801D
                                                                        Page 27



      Canada:                                   USA:
      Northern Telecom Limited                  Northern Telecom Inc.
      Dept. 1560                                77 Oriskany Drive
      901 Steeles Avenue                        Tonawanda, NY, 14150
      Milton, Ontario, Canada L9T 4B6           USA




27.   EXPORT CONTROLS.

27.1 Nortel Networks hereby acknowledges that the Products and technical data supplied by Elastic Networks hereunder are subject to export controls under the laws and regulations of the United States, including the Export Administration Regulations ("EAR"). Nortel Networks shall comply with such United States export control laws and regulations applicable to all Elastic Networks Products and technical data (including software, processes and services), and, without limiting the generality of this Section, agrees to obtain all licenses, permits or approvals required by any government. Elastic Networks and Nortel Networks each agree to provide the other such information and assistance as may reasonably be required by the other in connection with securing such licenses, approvals, and permits, and to take timely action to obtain all required import and export documents.

27.2 Nortel Networks hereby certifies that none of the Products or technical data supplied by Elastic Networks under this Agreement will be knowingly sold or otherwise transferred to a US embargoed destination, or made available for use by or for, any military End User and/or Distributor, or in any military end-use located in or operating under the authority of any country identified in Country Group D1 under Supplement No. 1 to Part 740 of the EAR (The current restricted lists are available on Elastic Networks Connection Online) without a U.S. license. Nortel Networks also certifies that none of the products or technical data supplied by Elastic Networks under this Agreement will be sold or otherwise transferred to, or made available for use by or for, any entity that is engaged in the design, development, production, stockpiling or use of nuclear, biological or chemical weapons or missiles. Nortel Networks' obligation under this Section 27 shall survive the expiration or termination of this Agreement for any reason whatsoever.

28.   PUBLICITY.

      Prior to the publication or use by a Party hereto of any advertising, sale promotions, press releases or other publicity matters relating to the Product or this Agreement in which the names or logo of the other Party is mentioned or can be reasonably inferred, the Party shall obtain the consent of the other Party. Such consent shall not be unreasonably withheld. Terms, conditions and general terms of this Agreement shall be held in confidence by both Parties and only disclosed

                                                         Agreement No. NTI9801D
                                                                        Page 28



      as may be agreed to by both Parties or as may be required to meet securities disclosure or export permit requirements or as may be otherwise required by applicable law. Neither Party shall make public statements or issue publicity or media releases with regard to this Agreement or the relationship between the Parties without the prior written approval of the other Party, except as may be otherwise required by law or stock exchange regulations. Notwithstanding any provisions hereof to the contrary, terms, conditions and general terms of this Agreement may be disclosed by Elastic Networks to a third party who is a potential investor of Elastic Networks, whether in debt or in equity, or who is a potential purchaser of all, or substantially all, of Elastic Networks' assets or stock, so long as such third party agrees in writing to keep such information in confidence and to use such information solely for purposes of evaluating the business and financial condition of Elastic Networks.

29.   HAZARDOUS MATERIALS

29.1 Elastic Networks shall identify and list in a notice forwarded to Nortel Networks all of the hazardous or toxic materials which may be contained in the products prior to shipping the Products. For the purposes of this Section 29.1, the hazardous and/or toxic materials shall be those identified or described by characteristics in the regulations promulgated under all applicable laws, rules and regulations of any applicable governmental entity including, without limitation, the following: the Toxic Substances Control Act, Resource Conservation and Recovery Act of 1976, Hazardous Materials Transportation Act, Occupational Safety and Health Act of 1970, Comprehensive Environmental Response, Compensation and Liability Act of 1980, Consumer Product Safety Act, Radiation Control for Health and Safety Act of 1968, Clean Air Act, and Clean Water Act.

29.2 Elastic Networks shall periodically, but no less than annually, review the pertinent regulations and the materials contained in the Products and update the lists of hazardous and/or toxic materials accordingly. Upon request by Nortel Networks, Elastic Networks shall also identify such other hazardous and/or toxic substances as Nortel Networks may specify.

29.3 Elastic Networks hereby warrants to Nortel Networks that, with the exception of the notice referred to above, the Products furnished by Elastic Networks, as described in this Agreement, are safe for normal use, are non-toxic, present no abnormal hazards to persons or their environment, and may be disposed of as normal refuse without special precautions.

29.4 Elastic Networks shall indemnify Nortel Networks for any expenses (including the cost of substitute materials, less accumulated depreciation) that Nortel Networks may incur by reason of the recall or prohibition against continued use or disposal of the Products furnished by Elastic Networks, whether such recall or prohibition is directed by Elastic Networks, or occurs under compulsion of law. Nortel Networks shall cooperate with Elastic Networks to facilitate and minimize

                                                         Agreement No. NTI9801D
                                                                        Page 29

      the expense of any recall or prohibition against use of the Products directed by Elastic Networks or under compulsion of law.

29.5 Elastic Networks shall indemnify, defend and hold harmless Nortel Networks from any claims, demands, suits, judgments, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees) which Nortel Networks may incur under any of the laws, rules and regulations referred to in Section 29.1 or any amendment to said statutes by reason of Nortel Networks' acquisition, use, sale or disposal of the Products furnished by Elastic Networks.

30.   GOVERNING LAW.

      The construction, interpretation and performance of the Agreement shall be governed by the laws of the State of Georgia, except for its rules with respect to the conflict of laws.

31.   ASSIGNMENT.

      Except that Nortel Networks may assign to an affiliate or subsidiary of Northern Telecom Limited, neither Party may assign or transfer this Agreement or any rights hereunder without the prior written consent of the other Party; provided that Elastic Networks may assign or transfer this Agreement or any rights hereunder to a third Party without Nortel Networks' prior written consent if such assignment or transfer is ancillary or related to a sale, lease or exchange of a majority of Elastic Networks' assets or the merger or acquisition of Elastic Networks which has substantially the same effect.

32.   WAIVER.

      Except as specifically provided for in a waiver signed by duly authorized representatives of Nortel Networks and Elastic Networks, failure by either Party at any time to require performance by the other Party or to claim a breach of any provision of this Agreement shall not be construed as affecting any subsequent breach of the right to require performance with respect thereto or to claim a breach with respect thereto.

33.   SECTION HEADINGS.

      Section headings are inserted herein for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

34.   ENTIRE AGREEMENT.

      This Agreement, including each Exhibit attached hereto, comprises all the terms, conditions and agreements of the Parties hereto and supercedes all prior agreements with respect to the subject matter herein. Save as expressly provided

                                                         Agreement No. NTI9801D
                                                                        Page 30



      herein, this Agreement, including any Exhibit, may not be altered or amended except in writing signed by authorized representatives of each Party hereto.

35.   SURVIVAL.

      Any terms of this Agreement, which by their nature are intended to survive including but not limited to Sections 5, 7, 10, 11, 12.3, 15, 16, 17, 18, 19, 21 and 27 shall survive the termination or expiration of this Agreement.

36.   NO THIRD PARTY BENEFICIARIES.

      Nothing in this Agreement is intended or will be construed to give any party, other than the Parties hereto, any legal or equitable right, remedy, or claim under or in respect of this Agreement or any provision contained herein.



IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year last written below.






ELASTIC NETWORKS, INC.                          NORTHERN TELECOM INC.


By: /s/ Phillip Griffith                        By:  /s/ Donald J. Richmond
   -------------------------------                 ----------------------------
          (Signature)                                     (Signature)


Name: PHILLIP GRIFFITH                          Name: DONALD J. RICHMOND
      ----------------------------                    -------------------------
          (Print)                                          (Print)



Title: VP SALES/MARKETING                      Title: VP&GM ACCESS NETWORKS
       ---------------------------                    -------------------------

Date:     12/14/98                              Date:        12/11/98
      ----------------------------                    -------------------------